                                                             Exhibit 23(k)(ii)

    MERRILL LYNCH
    BANK USA
    (A Wholly Owned Subsidiary of
    Merrill Lynch & Co., Inc.)

    Consolidated Financial Statements
    (Unaudited) for the Quarterly Periods Ended
    April 1, 2005 and March 26, 2004

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

------------------------------------------------------------------------------

TABLE OF CONTENTS

                                     Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity
3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                              6-22

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch &
Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

--------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)
                                                      April 1,        December 31,
                                                        2005              2004
                                                 -------------------------------
Assets

                                                                                  $
  Cash and due from banks                              $      76,040         18,811

  Cash equivalents                                         1,750,000      1,535,000

  Federal funds sold                                         150,000              -

  Trading assets                                           1,164,680      1,308,368
  Securities (includes securities pledged as
collateral that can
    be sold or repledged of $3,489,748 and
$4,973,687 at

    April 1, 2005 and December 31, 2004)                  25,317,144     27,764,956

  Loans held for sale                                      5,253,787      5,229,960

  Loans and leases receivable                             30,022,916     29,619,839

  Allowance for loan and lease losses                     (186,915)      (167,224)

  Loans and leases receivable, net                        29,836,001     29,452,615

  Accrued interest receivable                                168,532        215,625

  Derivative assets                                          198,285         53,534

           Investment in Federal Home Loan Bank              121,602        121,106
  Receivable from Parent and affiliated
companies                                                     17,013        192,608

  Net deferred income taxes                                  189,416        193,445

  Property and equipment, net                                 42,702         45,963
  Cash delivered to collateralize derivative
obligations                                                   23,285        162,839

  Other assets                                             439,411        408,095

                                                                                $
Total assets                                        $   64,747,898     66,702,925

Liabilities and Stockholder's Equity

Liabilities
                                                                                  $
  Interest bearing deposits                           $   54,807,825     55,410,345

  Securities sold under agreements to repurchase           3,125,538      4,688,480

  Unsettled securities payable                               531,513        380,417

  Derivative liabilities                                      49,522        168,272

  Payable to Parent and affiliated companies                 108,470         87,738

  Current income taxes payable                               154,516        219,112

  Advances from Federal Home Loan Bank                         2,200          2,200

  Other liabilities                                        549,687        580,441

           Total liabilities                              59,329,271     61,537,005

Stockholder's equity
  Preferred stock, 6% noncumulative, par value
$1,000;
    1,000,000 shares authorized, issued, and
outstanding                                            1,000,000      1,000,000
  Common stock, par value $1; 1,000,000 shares
authorized,

    issued, and outstanding                                1,000          1,000

  Paid-in capital                                      2,367,679      2,367,679

  Retained earnings                                    2,050,304      1,802,576
  Accumulated other comprehensive loss, net of
tax                                                       (356)         (5,335)

          Total stockholder's equity                   5,418,627      5,165,920

Total liabilities and stockholder's equity            $64,747,898   $66,702,925
------------------------------------------------------------------------------------

The accompanying notes are an integral part of
these consolidated financial statements
(unaudited).

(Dollars in thousands)
                                                 Three Months  Ended
                                           April 1,     March 26,
                                             2005          2004
                                        ---------------------------

Interest income:

  Loans and leases receivable              $    443,920        $ 302,224
  Mortgage-backed and asset-backed
securities                                      151,618           90,609
  U.S. Treasury and government agency
securities                                        6,866           15,598

  Non-U.S. government securities                  5,429            1,193
  Corporate and other debt securities
                                                 18,544            9,683

  Trading assets                                 12,735           15,966
  Federal funds sold and securities
purchased
     under agreements to resell, and
cash equivalents                                  7,363            6,065

          Total interest income                 646,475        441,338

                                                      -              -
Interest expense:

  Deposits                                      219,799         59,162
  Federal funds purchased and
securities sold

     under agreements to repurchase              27,786         20,627

  Other borrowings                               1,256          1,440

          Total interest expense               248,841         81,229

                                                      -              -

Net interest income                             397,634        360,109

Provision for loan and lease losses             24,229         13,840
Net interest income after provision
for loan and lease losses                       373,405        346,269

Noninterest income:

  Line of credit fees                            88,464         68,310

  Gains on sale of securities, net               37,044         18,619
  Gain / (loss) on non-hedging
derivatives                                      26,274       (15,966)

  Servicing and other fees, net                  21,279         16,237

  Gain on sale of loans, net                     14,447         49,537
  Trading gains / (losses)
                                                  5,624        (7,303)
  Gain / (loss) on sales of mortgage
servicing assets, net                              (20)          1,006

  Other                                         14,074          9,989

           Total noninterest income             207,186        140,429

Noninterest expenses:

  Compensation and benefits                      78,527         68,898

  Deposit administration fees                    34,072         34,459

  Communications and technology                  10,446         10,002

  Loan servicing and administration               7,483          4,597

  Professional fees                               5,447          4,262

  Trust management fees                           4,859          4,704

  Occupancy and related depreciation              3,759          2,936

  Servicing fees                                  2,984           2,697

  FDIC & state assessments                        2,440           2,719
  Provision (recovery of prior
provision) for unfunded loan
commitments                                     (3,538)             489

  Other                                          8,056            8,123

          Total noninterest expenses           154,535          143,886

Earnings before income taxes                    426,056        342,812

  Income taxes                                 158,328         120,029

Net earnings                                  $267,728         $222,783

-----------------------------------------------------------------------------------------

The accompanying notes are an integral
part of these consolidated financial
statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

-------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                     Three Months Ended
                                                                     April         March
                                                                       1,           26,
                                                                      2005         2004
                                                                   -----------   ----------
Cash Flows From Operating Activities
                                                                     $             $
  Net earnings                                                        267,728      222,783
  Adjustments to reconcile net earnings to net cash provided by
(used for)
      operating activities:

      Provision for loan and lease losses                              24,229       13,840

      Provision for unfunded loan commitments                         (3,538)          489

      Lower of cost or market adjustment on loans held for sale        17,317      (4,812)

      Gain on sales of securities                                    (37,044)     (18,619)

      Deferred income taxes                                           (5,858)       21,926

      Depreciation and amortization                                     2,353        2,218

      Net amortization of premium                                       3,146        4,010

      Losses (gains) on sales of mortgage servicing assets                 20      (1,006)

      Federal Home Loan Bank stock dividend                               496      (1,189)

      Losses (gains) on trading assets                                  4,234        (133)

      Losses (gains) on non-hedging derivatives                      (26,274)       15,966

      Gains on sale of loans                                         (31,764)     (44,725)

      Other                                                            25,968       99,103

      Changes in operating assets and liabilities:
      Origination, purchases, and drawdowns on loans held for
sale, net of repayments                                            (1,917,793)   (2,349,615)

      Net proceeds from sales of loans held for sale                2,265,670    2,212,593

      Purchase of trading assets                                   (1,761,533)   (8,020,951)

      Proceeds from the sales and maturities of trading securities  1,887,879    7,606,773
  Net change in:

        Accrued interest receivable                                    47,093       18,796

        Net deferred income taxes                                    (17,345)        2,488

        Current income taxes payable                                 (39,577)        (271)

        Other, net                                                  100,259      703,030

             Net cash provided by operating activities                805,666      482,694

Cash Flows From Investing Activities
  Proceeds from (payments for) securities:

       Purchases                                                   (3,559,534)   (5,653,511)

       Sales                                                        4,485,249    3,287,251

       Maturities                                                   1,325,356    1,542,816
  Net change in:
           Federal funds sold and securities purchased under
agreements to resell                                                (150,000)       45,000

           Loans and leases receivable                              (789,779)    1,118,298
           Cash received from (delivered to) counterparties to
collaterize derivative obligations                                    139,554    (134,016)

  Proceeds from the sales of mortgage servicing assets                  5,097       12,968

  Purchase of property and equipment                                    908       (1,300)

             Net cash provided by investing activities              1,456,851      217,506

Cash Flows From Financing Activities
  Increase (decrease) in:

       Deposits                                                     (602,520)       67,198
       Federal funds purchased and securities sold under
agreements to repurchase                                           (1,562,942)    (77,358)

       Other borrowings                                                     -    (593,006)
       Payable (receivable) to and from Parent and affiliated
companies, net                                                        215,174     (74,862)

  Payment of dividends                                              (40,000)     (200,000)

          Net cash used for financing activities                   (1,990,288)   (878,028)

Increase  (decrease) in cash, due from banks and cash equivalents     272,229    (177,828)

Cash, due from banks and cash equivalents, beginning of year       1,553,811     1,231,630

                                                                     $             $
Cash, due from banks and cash equivalents, end of period           1,826,040     1,053,802

-------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch &
Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (continued)

-----------------------------------------------------------------------------------------
(Dollars in thousands)
                                                            Three Months Ended
                                                   April 1,             March 26,
                                                     2005                  2004
                                                 --------------   -----------------------

Supplemental Disclosures of Cash Flow
Information
  Cash paid during the period for:
                                                  $
Interest                                         250,028           $           81,124

Income taxes                                     222,924                         328,379

Supplemental Disclosures of Noncash Investing
  and Financing Activities:

Transfer of loans to repay borrowing             -                               593,006
Unsettled purchases of securities with the
related payable

     recorded in liabilities                     531,513                       1,676,572
Unsettled sales of securities with the related
receivable

     recorded in other assets                    -                               373,970
Transfers of repossessed assets from loans to
other assets                                     17,870                           11,965
Unrealized gain on available-for-sale
securities, net of taxes                         3,287                            24,572
Dividends declared and unpaid
                                                 -                                50,000

Unrealized gain on cash flow swaps               1,692                               570

Charge offs, net of recoveries                   (4,496)                        (13,655)

-----------------------------------------------------------------------------------------
The accompanying notes are an integral part of
these consolidated financial statements
(unaudited).

-----------------------------------------------------------------------------------------
The accompanying notes are an integral part of
these consolidated financial statements
(unaudited).

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the
"Bank") accounting policies, refer to the Bank's 2004 Consolidated Financial
Statements.

Principles of Consolidation and Basis of Presentation - The consolidated financials statements of MLBUSA include the accounts of MLBUSA and it subsidiaries.  MLBUSA's subsidiaries are controlled through a majority voting interest or are controlled through a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") revised Interpretation No.
("FIN") 46R (revised December 2003) Consolidated Variable Interest Entities.
All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.  Although the interim amounts are unaudited, they do reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the consolidated financial statements for the interim periods.

These unaudited consolidated financial statements should be read in conjunction with the Bank's audited 2004 Consolidated Financial Statements.
The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

The 2004 amounts have been restated to reflect the Bank's acquisition of
Merrill Lynch Private Finance, Inc. ("MLPF") in an internal reorganization on
November 9, 2004.  The internal reorganization of entities under common control is reflected in the consolidated financial statements as if the businesses had been combined as of the beginning of the reporting periods.
In addition, certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

MLBUSA's 2005 fiscal quarters end on the first Friday in April and July and the last Friday in September and December.  MLBUSA's 2004 fiscal quarters ended on the last Friday of March, June, September, and December.

Recently Issue Accounting Pronouncement - On December 16, 2004, the FASB
issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised
2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for
Stock-Based Compensation (Revised SFAS No. 123).  In April 2005, the
Securities and Exchange Commission ("SEC") delayed the effective date for the revised SFAS No. 123 until the first fiscal year beginning after June 15,
2005.  As a result of the SEC rule, the Bank expects to adopt the provisions of revised SFAS No. 123 in the first quarter 2006.  The approach to accounting for share-based payments under revised SFAS No. 123 Accounting for
Stock-Based Compensation (SFAS No. 123) is substantially unchanged from that allowed under SFAS No. 123.  The Bank adopted the provisions of SFAS No. 123 in the first quarter 2004 and is currently evaluating the impact of adopting the revised SFAS No. 123.

In December of 2003, the American Institute of Certified Public Accountants
("AICPA") issued Statement of Position ("SOP") 03-3, Accounting for Certain
Loans or Debt Securities Acquired in a Transfer.  SOP 03-3 addresses revenue recognition and impairment assessments for certain loans and debt securities that were purchased at a discount that was at least in part due to credit quality.  SOP 03-3 states that where expected cash flows from the loan or debt security can be reasonably estimated, the difference between the purchase price and the expected cash flows (i.e., the "accretable yield")
should be accreted into income.  In addition, the SOP prohibits the recognition of an allowance for loan losses on the purchase date.  Further, the SOP requires that the allowance for loan losses be supported through a cash flow analysis, on either an individual or on a pooled basis, for all loans that fall within the scope of the guidance.  The Bank adopted SOP 03-3 as of the beginning of fiscal year 2005.  The adoption of the guidance did not have a material impact on the Condensed Consolidated Financial Statements.

2.  SECURITIES

Securities reported on the Consolidated Balance Sheets are as follows:

                              April 1,       December 31,
                                2005             2004
                            -------------    -------------

                              $                $
  Available-for-sale        23,025,811       25,422,273

  Held-to-maturity          4,000            4,000

  Non-qualifying  (1)       2,287,333        2,338,683

                              $                $
  Total                     25,317,144       27,764,956

Non-qualifying includes preferred stock that does not qualify as a debt or marketable equity security under SFAS No. 115 Accounting for Certain
Investments in Debt and Equity Securities ("SFAS No. 115").

Information regarding investment securities subject to SFAS No. 115 follows:

                                                    April 1, 2005
                            ---------------------------------------------------------------
                                                 Gross           Gross
                              Amortized        Unrealized     Unrealized       Estimated
                                Cost             Gains          Losses        Fair Value
                            --------------    -------------  --------------  --------------

Available-for-sale
                              $                 $              $               $
  Asset-backed securities   13,869,717        14,220         (29,138)        13,854,799
  Mortgage-backed
securities                  6,218,752         44,412         (23,133)        6,240,031
  U.S. Treasury and

     government agencies    1,762,903         -              (12,380)        1,750,523

  Corporate debt securities 326,373           682            (1,280)         325,775

  Non-U.S. government       760,697           16,473         -               777,170

  Other                     74,522            5,641          (2,650)         77,513

                              $                 $              $               $
  Total                     23,012,964        81,428         (68,581)        23,025,811

                                                December 31, 2004
                            -----------------------------------------------------------
                                               Gross         Gross
                              Amortized     Unrealized    Unrealized      Estimated
                                Cost           Gains        Losses        Fair Value
                            --------------  ------------  ------------  ---------------

Available-for-sale
                              $               $             $             $
  Asset-backed securities   14,794,971      16,787        (21,984)      14,789,774
  Mortgage-backed
securities                  7,501,501       169,657       (9,525)       7,661,633
  U.S. Treasury and

     government agencies    1,762,069       -             (13,459)      1,748,610

  Corporate debt securities 323,769         548           (1,923)       322,394

  Non-U.S. government       803,253         15,088        -             818,341

  Other                     74,521          8,841         (1,841)       81,521

                              $               $             $             $
  Total                     25,260,084      210,921       (48,732)      25,422,273

Held-to-maturity

                            $               $             $               $
  Asset-backed securities   4,000           -             -             4,000

At April 1, 2005 and December 31, 2004, $531,513 and $380,417, respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

The activity from sales of securities is summarized below:

                                        Three Months Ended
                                  April 1,             March 26,
                                    2005                  2004
                             --------------------  -------------------

Available-for-sale
                               $                     $
Proceeds                     4,485,249             3,287,251

Net realized gains  (1)      37,044                18,619

Tax provision                13,002                6,266

Trading
                               $                     $
Proceeds                     1,802,219             7,403,698

Realized gains / (losses)    (4,234)               133

Tax provision                (1,580)               48

-------------------------------------------------------------------------

(1)   Includes losses on derivatives hedging the available-for-sale portfolio for the three months ended April 1, 2005 and March 26, 2004 of $64,666 and $98,839, respectively.

            The change in net unrealized gains on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects.  Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in the previous period.  The components of the net change are summarized below:

                                          Three Months Ended
                                    April 1,             March 26,
                                      2005                  2004
                               --------------------  -------------------

Net unrealized holding
gains /
 (losses) arising during
the period,

                               $                     $
 net of taxes                  (20,725)              13,319

Reclassification adjustment
  for net gains included in
net

  earnings, net of taxes       24,012                11,253

                               $                     $
Net change                     3,287                 24,572

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

3.  LOANS HELD FOR SALE

     Loans held for sale consist of:

    April 1,
     2005
------------------------------
------------------------------
  Amortized       Estimated
     Cost        Fair Value
--------------- ------------------------
--------------- ------------------------

  $  1,621,213              $
                    1,614,416

     2,118,409      2,122,178

     5,239,654      5,238,462

   14,033,688     14,050,755
 $ 23,012,964              $
                  23,025,811

   $    4,000     $    4,000

                                             April 1,     December 31,
                                               2005           2004
                                           -------------  -------------

 Automobile                                           $              $
                                              3,000,265      2,832,053
 Residential mortgages
                                              1,677,115    1,830,237
 Commercial
                                                584,636        698,554
 Leases
                                                127,380     120,015
 Consumer
                                                114,208        -
 Deferred fees, net
                                              (249,817)      (250,899)
Total                                               $              $
                                             5,253,787      5,229,960

Loans held for sale are reported in the consolidated financial statements at the lower of aggregate cost or market value (LOCOM). The net amount of LOCOM markdowns / (recoveries) included in gain on sale of loans for the three months ended April 1, 2005 and March 26, 2004 were $17,317 and $(4,812), respectively.

4.  LOANS AND LEASES RECEIVABLE

Loans and Leases receivable are summarized below:

                                                      April 1,     December 31,
                                                        2005           2004
                                                    -------------  ----------------------

Consumer
                                                      $              $
 Residential mortgages                              8,098,311      8,428,722

 Residential construction                           605,983        673,551

 Securities-based                                   3,239,482      2,858,017

 Delayed debit                                      207,793        60,986

 Unsecured                                          5,083          8,269

   Total consumer                                   12,156,652     12,029,545

Commercial

 Asset-based                                        5,536,315      6,136,357

 Commercial and industrial                          5,444,216      5,321,019

 Real estate                                        3,479,032      3,390,356

 Unsecured                                          1,224,662      1,079,480

 Securities-based                                   1,124,911      1,141,961

 Hedge fund lending                                 650,000        124,414

 Lease financing                                    570,991        570,610

 Other                                              20             20

   Total commercial                                 18,030,147     17,764,217

Deferred fees, net                                  (163,883)      (173,923)

                                                      $              $
Total                                               30,022,916     29,619,839

The principal balance of nonaccruing loans was $232,340 and $183,089 at April
1, 2005 and December 31, 2004, respectively.

Information pertaining to impaired loans is summarized below:

                                                     April 1,     December 31,
                                                       2005           2004
                                                   -------------  --------------

Impaired loans with an
  allowance for loan                                $              $
loss                                               196,968        123,442

Impaired loans without
  an allowance for loan
loss                                                 111,534         72,963

                                                    $              $
Total                                              308,502        196,405

Allowance for loan
losses

  related to impaired                              $               $
loans                                              44,481         25,910

                                        Three Months Ended
                                    April 1,        March 26,
                                      2005             2004
                                  --------------  ---------------

Average investment
                                    $               $
  in impaired loans               270,747         215,697

Interest income recognized on

                                  $               $
  impaired loans                  1,041           457

Interest income recognized on a

                                  $               $
  cash basis on impaired loans    356             119

                                        Three Months Ended
                                    April 1,        March 26,
                                      2005             2004
                                  --------------  ---------------

Average investment
                                    $               $
  in impaired loans               270,747         215,697

Interest income recognized on

                                  $               $
  impaired loans                  1,041           457

Interest income recognized on a

                                  $               $
  cash basis on impaired loans    356             119

5.  ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED     LOAN
   COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

                                     Three Months Ended
                                          April 1,           March 26,
                                            2005                2004
                                     ------------------- -------------------
                                     ------------------- -------------------

Balance, beginning of period              $     167,224       $     152,179
Provision for loan losses
                                                 24,229              13,840
Charge-offs, net of recoveries
                                                (4,496)            (13,655)
Foreign exchange revaluation
                                                  (42)                  5

Balance, end of period                  $     186,915       $     152,369

Changes in the allowance for unfunded loan commitments (which is included in other liabilities) are summarized below:

                                              Three Months Ended
                                         April 1,            March 26,
                                           2005                 2004
                                    -------------------  -------------------

                                    $                    $
Balance, beginning of period        99,832               74,168
Net provision (recovery of
provision)                          (3,538)              489

Foreign exchange revaluation        (55)                 (14)

                                    $                    $
Balance, end of period              96,239               74,643

                                     Three Months Ended
                                          April 1,           March 26,
                                            2005                2004
                                     ------------------- -------------------
                                     ------------------- -------------------

Balance, beginning of period              $      99,832       $      74,168
Net provision (recovery of
provision)                                      (3,538)                 489
Foreign exchange revaluation
                                                   (55)                (14)

Balance, end of period                  $      96,239       $      74,643

6.  INTEREST BEARING DEPOSITS

Deposits reported on the Consolidated Balance Sheets are summarized below:

                                     April 1,        December 31,
                                       2005              2004
                                   -------------     -------------

  Money market deposits and
       NOW accounts
                                    $54,181,584       $54,788,219
  Certificates of deposit
                                      626,241           622,126

  Total
                                   $54,807,825       $55,410,345

The weighted average interest rates for the three months ended April 1, 2005 for money market deposits and NOW accounts, and certificates of deposit, were
1.6% and 3.0%, respectively, and for the year ended December 31, 2004 were
1.3% and 2.7%, respectively.
7.  BORROWED FUNDS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

There were no Federal funds purchased at April 1, 2005 and December 31, 2004, respectively.  Securities sold under agreements to repurchase were $3,125,538 and $4,688,480 at April 1, 2005 and December 31, 2004, respectively.  The weighted average interest rates for the three months ended April 1, 2005 for
Federal Funds purchased and securities sold under agreements to repurchase were 2.40% and 2.54%, respectively, and for the year ended December 31, 2004 were 1.57% and 1.33%, respectively.

Advances from FHLB

Collateral levels prescribed by the FHLB amounted to $2,651 at both April 1,
2005 and December 31, 2004.  The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

Scheduled maturities of advances from the FHLB, as of April 1, 2005 and
December 31, 2004, maturing within one year, are $2,200 with a weighted average interest rate of 5.29%.

8.  SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE
     INTEREST ENTITIES ("VIE")

   Securitization Transactions

   The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE").  In 2001, MLBUSA securitized $648,634 of residential mortgage loans.  To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A
   ("2001-A").  MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs.  The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

   Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche.
   Specifically, the Bank retains a 97% interest in the VIE.  Retained interests of $261,528 and $275,958 at April 1, 2005 and December 31, 2004,
   respectively, are recorded in available-for-sale mortgage-backed securities at fair value.  To obtain fair values, quoted market prices are used if available.  Where quotes are unavailable for retained interests,
   MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

   The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at
   April 1, 2005, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

Weighted average life (in
years)                               2.47

Expected Credit losses (rate
per annum)                          2.35%

                                     $
10% adverse change                   (438)

                                     $
20% adverse change                   (881)

Weighted average discount
rate                                        4.96%

                                     $
10% adverse change                   (337)

                                     $
20% adverse change                   (700)

Prepayment speed
(constant prepayment rate)                 25.00%

                                     $
10% adverse change                   (24)

                                     $
20% adverse change                   (54)

------------------------------------------------------

   The sensitivity analysis above, is hypothetical and should be used with caution.  In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.  Further changes in fair value based on a
   10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

   For the three months ended April 1, 2005 and March 26, 2004, cash flows received on the retained interests were $16,987 and $17,938, respectively.  As of April 1, 2005, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $274,079 and
   $15,124, respectively.  For the three months ended April 1, 2005, there were no net credit losses on the 2001-A securitized mortgage loans.

   In addition, during 2004, MLBUSA securitized certain aircraft lease asset-backed securities.  To securitize these assets, MLUBSA established a
   QSPE, Airplanes Repackaged Transferred Securities Ltd., which issued two series of notes ("ARTS 1" and "ARTS 2") with a combined par value of
   $186,000.  The Bank sold to the QSPE securities consisting of asset-backed and U.S. Treasury agency strips with a combined carrying value of
   $171,000, and contributed a financial insurance contract.  MLBUSA received
   $181,950 of proceeds from the securitization and recognized a gain on sale of securities of $10,880.  The gain on the sale of assets is determined with reference to the carrying amount of the financial assets transferred compared to their fair value at the date of transfer.  MLBUSA had no residual interest in this securitization as of April 1, 2005.

   Transactions with Variable Interest Entities

   A VIE is defined in FASB Interpretation No. 46R (revised December 2003)
   Consolidation of Variable Interest Entities ("FIN 46R" ) as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs.

   MLBUSA has entered into two transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs.
   Specifically, MLBUSA loans outstanding to these two VIEs totaled $156,200 as of April 1, 2005.  The assets of the VIEs total approximately $168,800 as of April 1, 2005 and $132,800 at December 31, 2004.  The consolidated assets that collateralize the Bank's loans are generally loans or leases held for sale or held for investment.  Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE.

   In addition, the Bank holds a significant variable interest in a two VIEs as a result of its lending and investments activities.  The first VIE was created during the second quarter of 2004 to acquire automobile leases.
   The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $161,100.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is $120,000, which assumes no collections on the outstanding loan and the complete loss of the equity investments.  The second VIE was created during the first quarter of 2005 to acquire credit card receivables.  The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $348,100.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is approximately
   $293,100, which assumes no collections on the outstanding loan and the complete loss of the equity investment.

9.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

   Commitments

   In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

   Credit Extension

   The Bank enters into commitments to extend credit and commercial letters of credit to meet the financing needs of its customers. A summary of the
   Bank's unfunded commitments to extend credit follows:

                                                      April 1,     December 31,
                                                        2005           2004
                                                    -------------  -------------

Consumer
                                                      $              $
 Residential mortgages                              3,482,694      3,658,437

 Residential construction                           474,921        535,106

 Securities-based                                   234,696        307,901

 Unsecured                                          40,613         -
                                                    -------------  -------------
   Total consumer
                                                    4,232,924      4,501,444

Commercial

 Asset-based                                        7,069,172      6,631,741

 Commercial and industrial                          3,118,430      3,253,867

 Real estate                                        762,846        987,659

 Unsecured                                          15,188,628     14,668,978

 Securities-based                                   271,349        230,872

 Hedge fund lending                                 260,000        175,586

 Other                                              -              33,766
                                                    -------------  -------------
   Total commercial
                                                    26,670,425     25,982,469
                                                    -------------  -------------
Total                                                 $              $
                                                    30,903,349     30,483,913
                                                    =============  =============

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  In many instances, the borrower must meet specified conditions before the Bank is required to lend.
The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

Unfunded commitments to extend credit have the following contractual remaining maturities at April 1, 2005:

                                                Expires in
                         ---------------------------------------------------------
                                           After 1       After 3
                                           Through       Through        After
                         1 Year or Less    3 Years       5 Years       5 Years

Consumer
                           $              $             $             $
 Residential mortgages   1,033,409      190,530       139,931       2,118,824
 Residential
construction             316,016        158,905       -             -

 Securities-based        84,248         79,776        70,672        -

 Unsecured               -              40,613        -             -

   Total consumer        1,433,673      469,824       210,603       2,118,824

Commercial

 Asset-based             5,067,083      1,204,690     600,399       197,000
 Commercial and
industrial               1,512,681      593,511       801,283       210,955

 Real estate             33,369         382,277       235,491       111,709

 Unsecured               5,436,943      2,827,018     6,776,384     148,283

 Securities-based        163,783        48,262        59,304        -

 Hedge fund lending      260,000        -             -             -

   Total commercial      12,473,859     5,055,758     8,472,861     667,947
                           $              $             $             $
Total                    13,907,532     5,525,582     8,683,464     2,786,771

During 2004, the Bank entered into a master repurchase agreement with the
Parent and an affiliate, Merrill Lynch Government Securities, Inc. ("MLGSI")
in which MLBUSA agrees to purchase securities issued or guaranteed by the
United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at time specified purchase (a repurchase agreements) up to a maximum of $5,000,000.  As of April 1, 2005 no securities had been purchased pursuant to these agreements.

The Bank is also committed to fund charges resulting from Merrill Lynch,
Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank.  These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's
MLPF&S account.  Advances outstanding as of April 1, 2005 and December 31,
2004 were $207,792 and $60,986, respectively.

In addition, the bank enters into uncommitted revolving lines of credit transactions collateralized by the borrower's cash on deposit with the bank and cash and securities held in the borrower's MLPF&S account.  The Bank, in its sole discretion, decides whether to fund each advance request.  The amounts outstanding pursuant to the uncommitted revolving lines of credit transactions were $3,507,972 and $2,671,443 at April 1, 2005 and December 31,
2004, respectively.

For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments.  Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Purchases

At April 1, 2005, the Bank had committed to purchase leases to be originated by a third party finance company in amounts totaling approximately $153,123 over the next two years.

At April 1, 2005, the Bank had committed to purchase residential mortgage loans in the future in the amount of $113,818.

Other

MLBUSA's money market and time deposits are deposited at the Bank by Merrill
Lynch Pierce, Fenner, & Smith ("MLPFS"), an affiliate, as agent for certain customers.  The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

Contingencies

The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.  Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

Guarantees

MLBUSA provides guarantees to counterparties in the form of standby letters of credit.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer.  MLBUSA has also entered into a guarantee with a Special Purpose Entity ("SPE") in the form of a total return swap.  The total return swap guarantees that the SPE's assets will be equal to a specified price at the maturity of the swap.

These guarantees are summarized at April 1, 2005:

                             Maximum
                          ayout/Notiona                          Value of
   Type of Guarantee     P             l  Carrying Value        Collateral
---------------------------------------- ------------------ -------------------

   Standby letters of           $                $  (13,198)      $  585,581
credit                      1,772,611                          (1),(2)
   Total return swap            $                $                $       -
with SPE                    25,000  (3)     -

(1)   Marketable securities delivered by customers to MLBUSA collateralize up to $185,033 of the standby letters of credit.
(2)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,138,732.
(3)   The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout
(4)
Expiration information for these contracts is as follows:

                                            Less than    1 - 3
                             Maximum        1 Year        years    4 - 5    Over 5 years
    Type of Guarantee    Payout/Notional                           years

  Standby letters of            $           $ 583,303    $         $ 157,978 $ 633,879
  credit                 1,772,611                       397,451
  Total return swap             $           $ 25,000     $       - $      -  $
  with SPE               25,000  (1)                                         -

(1)   The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

   The amounts above includes two-party letters of credit issued by the Bank in conjunction with three principal protected mutual funds.  The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested.  This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a  significant and sudden market event.  The Bank's maximum potential exposure to loss with respect to the two-party letters of credit total $633,879.  Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at April 1, 2005.

   In connection with certain asset sales and securitization transactions,
   MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines.  If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss.  To the extent these assets were originated by others and purchases by the Bank,
   MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets.  The Bank believes that the potential for loss under these arrangements is remote.  Accordingly, no liability is recorded in the Consolidated Financial Statements.

10.  CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by
U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.
MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets
(as defined).  Management believes, as of April 1, 2005 and December 31,
2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of April 1, 2005, the most recent notification from the Federal Deposit
Insurance Corporation categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                      To Be "Well
                                                                  Capitalized" Under
                                                  Minimum for      Prompt Corrective
                                                    Capital
                                Actual         Adequacy Purposes   Action Provisions
--------------------------------------------------------------------------------------
                           Amount     Ratio      Amount    Ratio     Amount    Ratio
April 1, 2005
Total capital (Tier 1 +
Tier 2)
  to risk - weighted       $          11.24%    $          8.0%   $           10.0
assets                     5,706,536             4,067,672           5,084,591%
Tier I capital to risk     $          10.68%    $          4.0%   $           6.0%
- weighted assets          5,423,382             2,033,836           3,050,754
Tier I capital to          $           8.27%    $          4.0%   $           5.0%
average assets             5,423,382             2,622,618           3,278,273

December 31, 2004
Total capital (Tier 1 +
Tier 2)
  to risk - weighted       $          10.81%    $          8.0%   $           10.0
assets                     5,438,308             4,024,003           5,030,004%
Tier I capital to risk     $          10.28%    $          4.0%   $           6.0%
- weighted assets          5,171,255             2,012,001           3,018,002
Tier I capital to          $           7.58%    $          4.0%   $           5.0%
average assets             5,171,255             2,730,641           3,413,301

11.  DERIVATIVES

MLBUSA uses derivative instruments to manage its interest rate risk position.  The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank's 2004 Consolidated
Financial Statements.  MLBUSA's derivative positions at April 1, 2005 and
December 31, 2004 follow:

                                       April 1, 2005             December 31, 2004
                                  Notional    Fair Value     Notional     Fair Value
                                 ------------ ------------  ------------  ------------
Interest rate swaps

     Bank receives fixed/pays    $            $             $             $
floating                         1,506,369    (15,566)      6,190,125     3,830
     Bank recieves
floating/pays fixed              16,487,999   189,764       18,251,974    (76,473)
     Bank recieves CPI-equity
linked/pays floating             71,937       (2,615)       63,450        (215)

Interest rate futures            985,162      (1,565)       789,422       (1,332)

Interest rate options            674,752      (4)           674,752       (338)

Credit default swaps             4,204,441    (17,328)      4,117,814     (22,605)

Principal protection guarantees  591,108      9,761         606,173       5,023

Pay equity linked                51,937       2,564         43,450        500
Total return swaps/credit link
note                             928,608      (6,893)       1,029,626     7,486
Foreign exchange forward
contracts                        2,322,870    (5,093)       1,949,369     (30,843)
To-be-announced security
forward contracts                115,000      (133)         120,000       (150)
Rate-locked mortgage loan
pipeline                         577,329      (1,623)       462,859       (245)

                                 $            $             $             $
Total                            28,517,512   151,269       34,299,014    (115,362)
Weighted average receivable
interest rate                    2.89%                     2.30%
Weighted average payable
interest rate                    (3.30)%                    (3.12)%